                                                                    Exhibit 99.3
                                                                    ------------
                     FORM OF WRITTEN COMPENSATORY AGREEMENT

                             REDBACK NETWORKS INC.
                          NOTICE OF STOCK OPTION GRANT

          You have been granted the following option to purchase Common Stock of Redback Networks Inc. (the "Company"):

          Name of Optionee:                [OPTIONEE]

          Total Number of Shares Granted:  [NUMBER OF SHARES]

          Type of Option:                  Nonstatutory Stock Option

          Exercise Price Per Share:        [$ _______]

          Date of Grant:                   [__________________]

          Vesting Commencement Date:       [__________________]

          Vesting Schedule:                This option becomes exercisable with
                                           respect to 1/84th of the Shares
                                           subject to this option when you
                                           complete each month of continuous
                                           service after the Vesting
                                           Commencement Date until fully vested.
                                           The vesting will be accelerated upon
                                           achievement of the milestones set
                                           forth in Attachment A in accordance
                                           with the schedule set forth in
                                           Attachment A.

          Expiration Date:                 [__________________]

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document.

Optionee:                                  Redback Networks Inc.



                                           By:
------------------------------------           ---------------------------------

                                           Title:
                                                  ------------------------------

                             REDBACK NETWORKS INC.

                            STOCK OPTION AGREEMENT

Tax Treatment           This option is intended to be a nonstatutory option.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

                        In addition, this option becomes exercisable in full if your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of death.

                        No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any reason.

Term This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.) To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

Regular Termination     If your service as an employee, consultant or director
                        of the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death If you die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability              If your service as an employee, consultant or director
                        of the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date six months after your termination date.

                        For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence       For purposes of this option, your service does not
                        terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on         The Company will not permit you to exercise this option
Exercise                if the issuance of shares at that time would violate any
                        law or regulation.

Notice of Exercise      When you wish to exercise this option, you must notify
                        the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment         When you submit your notice of exercise, you must
                        include payment of the option exercise price for the shares you are purchasing. Payment may be made in one
                        (or a combination of two or more) of the following forms:

                        . Your personal check, a cashier's check or a money order.

                        . Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

                        . Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

Withholding Taxes          You will not be allowed to exercise this option
and Stock Withholding      unless you make arrangements acceptable to the
                           Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale     By signing this Agreement, you agree not to sell any
                           option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company.

Transfer of Option         Prior to your death, only you may exercise this
                           option. You cannot transfer or assign this option.
                           For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

                           Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Retention Rights           Your option or this Agreement does not give you the
                           right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights         You, or your estate or heirs, have no rights as a
                           stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as set forth below.

Adjustments                In the event of a stock split, a stock dividend or a
                           similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted as follows:

                           In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, an adjustment shall be made in the number of Common Shares covered by each outstanding Option and the Exercise Price under each outstanding Option.

Effect of Merger or        In the event that the Company is a party to a merger
Other Reorganization       or other reorganization, outstanding Options shall be
                           subject to the  agreement of merger or
                           reorganization. Such agreement shall provide for (a) the continuation of the outstanding awards by the Company, if the Company is a surviving corporation,
                           (b) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary,
                           (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding awards or (e) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards.

Applicable Law             This Agreement will be interpreted and enforced under
                           the laws of the State of Delaware (without regard to their choice-of-law provisions).

Entire Agreement           This Agreement constitutes the entire understanding
                           between you and the Company regarding this option.
                           Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND
                          CONDITIONS DESCRIBED ABOVE.